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                                                                    Exhibit 2(x)


                              MANAGEMENT AGREEMENT

     This is an Agreement entered into as of the ______ day of ______, 1997, between United Magazine Company, an Ohio corporation (referred to below as the "Company") and Klein Management Co., an Ohio corporation (referred to below as the "Manager").

     In consideration of the mutual promises set forth below, the parties agree as follows:

     1. During the term of the Agreement, Manager shall provide for its senior executive, George R. Klein (hereinafter "Klein") who has extensive experience in the magazine distribution industry, to devote such time, on dates mutually agreeable to Company and Manager, to consultation with representatives of Company on the operations and development and marketing plans for Company's various operating entities, all of which are engaged in the wholesale periodicals distribution industry throughout the midwestern United States.

     As requested by Company, Manager agrees to make the services of Klein available to Company for an average of eighty (80) hours per month during the term of this Agreement.

     2. In full payment of all services rendered by Manager under this Agreement, Company shall:

          a. Pay Manager a monthly fee of thirteen thousand two hundred fifty and no/100 dollars ($13,250.00), payable on the first day of each month, in advance.

          b. Reimburse Manager, within fifteen (15) days after receipt of statement, for all actual and reasonable out-of-pocket expenses incurred by Manager for the benefit of Company's business. Manager shall submit monthly statements of


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authorized expenses, which shall be supported to the extent reasonably required by Company.

     3. Manager agrees to regard and treat as secret and confidential all business records, plans, concepts, designs, drawings and specifications which may be disclosed to Manager by Company. All such material shall at all times remain the property of Company. Except for fulfilling the purposes of this Agreement, Manager agrees not to reproduce, copy or publish, or permit reproduction, copying or publication, of such material, and will not use or permit the use of any such material for any other purpose without Company's prior written consent.

     The foregoing restrictions of non-disclosure and non-use shall not apply to any information which:

          a. is or shall have been in Manager's possession prior to disclosure of same to Manager by Company;

          b. has been or may be acquired by Manager from others who have no commitment of confidence or non-use to Company with respect to same; or

          c. is, or through no fault of Manager becomes, a part of the public domain by publication or otherwise.

     4. Company shall have all right, title and interest in and to all drawings, designs, data, ideas and inventions prepared, developed or conceived by Manager while performing services for Company under this Agreement, which drawings, designs, data, ideas and inventions relate to the development of Company's business and investments, whether developed or conceived jointly with employees of Company or other Managers or solely by Manager's own efforts.

     5. This Agreement shall be effective for a term of three (3) years, commencing ____________, 1997. This Agreement may be terminated by Company


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at any time for "good cause" shown. "Good cause" shall be deemed to be Manager's gross malfeasance, which shall be cause for immediate termination of this Agreement. Manager may terminate this Agreement at any time upon providing thirty (30) days' prior written notice to Company. Termination of the Agreement shall not relieve either party of its obligations under Paragraph 3 and the first paragraph of Paragraph 4, above. In the event of termination by Company, Company shall pay Manager, not later than the intended date of termination, any amount by which a pro rata portion of the minimum monthly fee (computed to the date of termination) exceeds the total amount paid to Manager by Company [exclusive of amounts paid pursuant to Paragraph 2(b) during the month in question].

     6. While this Agreement is in effect, Manager will not consult with other persons (including corporations, firms and individuals) who might be reasonably considered competitors of Company with respect to the subject matter of this Agreement.

     7. All notices under this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by registered mail, postage prepaid, as follows:

                       To Company: United Magazine Company
                                   5131 Post Road
                                   Dublin, Ohio 43017
                                   Attn: Chairman

                       To Manager: Klein Management Co.

                                   ------------------------------------

                                   ------------------------------------
                                   Attn:  George R. Klein

     8. Company covenants and represents to Manager that the individuals executing this Agreement on its behalf have been duly authorized to do so, and evidence of such authority will be provided to Manager upon request.


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     9. Neither this Agreement nor any rights or duties arising pursuant to it may be assigned by either side without the prior written consent of the other. In the event of such an assignment, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

     10. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of the Agreement, and it may be amended only by means of a written instrument signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        United Magazine Company,
                                        an Ohio corporation

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Witness                                 By:  Ronald E. Scherer
                                        Its: President

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Witness                                 Klein Management Co.,
                                        an Ohio corporation

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Witness                                 By:  George R. Klein
                                        Its: President

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Witness


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